UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 3, 2009

CROWN PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	33-11986-LA	91-2008803
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

9663 St. Claude Avenue, Las Vegas, Nevada 89148
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code    702-448-1543

9680 West Tropicana, Suite 113, Las Vegas, Nevada 89147
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 3, 2009, the Company entered into a binding Letter of Intent to acquire all of the issued and outstanding capital stock of TaxMasters, Inc., a Nevada corporation, by means of an exchange of shares of the Company’s Common Stock and certain Preferred Stock for all of the issued and outstanding shares of TaxMasters, Inc.  TaxMasters, Inc. is engaged in the business of assisting taxpayers with matters at the Internal Revenue Service, including especially the resolution of disputes and assessments and the settlement of liabilities.

TaxMasters, Inc. is a Nevada corporation, organized on April 6, 2009 as the successor in interest to TMIRS Enterprises, LP, a limited partnership formed under the laws of the State of Texas, which had been operating the business started by the founder, Patrick R. Cox, in approximately 2001.

Other than the Letter of Intent, there is no relationship between the Company or its affiliates and TaxMasters, Inc. or its affiliates.

Under the terms of the Letter of Intent, the Company is required to (a) declare and make effective a reverse stock split of 20 to 1, with fractional shares rounded up to whole shares, and (b) amend its Articles of Incorporation for various matters, including changing its name to “TaxMasters, Inc..”  That is:

1.           As a condition precedent to the Closing, and prior to the issuance of the Company’s Common Stock and Preferred Stock to the shareholder of TaxMasters, Inc., the Company will declare a reverse stock split of 20 to 1, or one share for each twenty shares of Common Stock currently held. As of the date of this filing, the Company has 54,257,983 shares of Common Stock issued and outstanding and after the reverse stock split and prior to Closing, will have approximately 2,712,899 shares of Common Stock issued and outstanding after rounding for fractional shares; and

2.           As a condition precedent to the Closing, and prior to the issuance of the Company’s Common Stock and Preferred Stock to the shareholder of TaxMasters, Inc., the Company will amend its Articles of Incorporation in several respects:

(a)	change the name of the corporation;
(b)	change the authorized capital stock, to increase the number of authorized shares of Common Stock and to both decrease the number of authorized shares of Preferred Stock and reduce the par value of the authorized Preferred Stock;
(c)	add provisions governing the Board of Directors;
(d)	add a provision limiting the liability of directors;
(e)	permitting the votes of interested directors to be counted in certain transactions;
(f)	add a provision for the indemnification of officers and directors; and
(g)	add a provision permitting the Board of Directors to approve future stock splits without a vote of the stockholders without affecting the authorized capital stock.

An Information Statement with respect to the amendments to the Articles of Incorporation will be mailed to shareholders and the Company will not effect the changes until at least twenty days after the mailing.

Under the terms of the Letter of Intent, the Company will issue to the sole shareholder of TaxMasters, Inc., Patrick R. Cox, the following:

1.           1,000 shares of a new series of Preferred Stock to be designated, to be known as the “Control Series”, which shares permit the holder to elect a majority of the Board of Directors for a period of five years from the date of issuance.  Otherwise, the shares have one (1) vote per share, voting with the Common Stock as a single class, are not convertible into Common Stock, and terminate automatically at the end of the five year period; and

2.           301,000,000 shares of the Company’s Common Stock; such number being subject to increase to a maximum of 600,000,000 shares under an “earn-out” arrangement for a period of five years after Closing.  The total number of shares to be issued in excess of the initial 301,000,000 shares is to be determined under a formula, based upon the earnings of the Company during the post-closing period to June 30, 2014.

Closing of the exchange acquisition transaction is subject to completion of the foregoing conditions and the negotiation and execution of a mutually-agreed plan and agreement of reorganization (exchange).   For purposes of U.S. federal income taxes, the transaction is intended to qualify as a so-called "B" Reorganization under Section 368(a)(1)(B) of the Internal Revenue Code.

Closing will be scheduled in the plan and agreement, when it is negotiated; however, it is the intent of the parties to complete the transaction as soon as the audited financial statements for TaxMasters, Inc. are available.  In addition, it is probable that the plan and agreement, when mutually-agreed, will contain provisions for the termination of the Agreement prior to Closing by either party under certain circumstances.

At Closing, it is anticipated that nominees of TaxMasters, Inc. will be elected as the directors of the Company, and in turn appoint new officers, and the Company’s current directors and officers will thereafter resign, thereby effecting a change in control.

Item 8.01	Other Events.

In order to meet a pre-closing requirement (condition precedent) of the proposed exchange transaction, as provided in the Letter of Intent, the Board of Directors of the Company has declared a 20 to 1 reverse split of the Company’s Common Stock.  Each shareholder will receive one (1) share of Common Stock for each twenty (20) shares currently held.  No fractional shares shall be issued; all fractional shares shall be rounded up to the next whole share.  The reverse split will be effective upon clearance of the reverse split by FINRA.  Pursuant to Nevada law, since the reverse stock split has been declared without a vote of the stockholders, the number of authorized shares of Common Stock (500,000,000) will also be reverse split 20 to 1, to 25,000,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN PARTNERS, INC.

	By:	/s/ Kenneth Bosket, President
June 8, 2009		Kenneth Bosket